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                                                                    EXHIBIT 23.1

                               November 18, 1997

NationsBank Corporation
100 North Tryon
Charlotte, NC 28255

Members of the Board:

     We hereby consent to the use of our opinion letter to the Board of Directors of NationsBank Corporation, included as Appendix C to the Prospectus/Joint Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of NationsBank Corporation with Barnett Banks, Inc., and to the references to such opinion in such Prospectus/Joint Proxy Statement under the captions "Summary," "The
Merger -- Background of the Merger", " -- Reasons of NationsBank for the Merger" and " -- Opinions of NationsBank's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, no do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         Merrill Lynch, Pierce,
                                     Fenner & Smith Incorporated
                                     By: /s/ MICHAEL BARRY
                                       ------------------------
                                      NAME: MICHAEL BARRY
                                     TITLE: DIRECTOR